Exhibit 99.1

10990 Roe Avenue
Overland Park, KS 66211
Phone 913 696 6108 Fax 913 696 6116
News Release

YRC Worldwide Announces Full Ratification of Five-Year Labor Agreement for Three of Its Companies

Full Approval Secures Wage and Benefits Package and Opportunities for Operational Efficiencies

OVERLAND PARK, Kan.—YRC Worldwide Inc. (NASDAQ: YRCW) (the “Company”) announced the successful conclusion of labor contract negotiations with the full ratification of a five-year labor agreement for three of its operating companies. Employees from the YRCW companies of YRC Freight, Holland, and New Penn—who are represented by the International Brotherhood of Teamsters and covered by a National Master Freight Agreement (NMFA) turned out in record numbers earlier this month to vote for the new master agreement. On May 3, 2019, the national economic vote was overwhelmingly approved along with 26 of 27 local supplements. On May 14, 2019, the final supplemental agreement was approved. The new labor agreement, which covers approximately 24,000 employees, goes into effect immediately, with economic improvements applying retroactively to April 1, 2019 and running through March 31, 2024.

“The ratification of the contract is good for our employees, our shareholders, and our customers. Having a five-year agreement is a very positive event for YRC Worldwide, supporting a more market-competitive wage and benefit package for our employees while providing operational benefits that will allow us to provide reliable and efficient services to our customers,” said Darren Hawkins, YRC Worldwide Chief Executive Officer.

A few of the contract highlights include:

•	Wage increases in each year of the contract, beginning April 1, 2019 through 2023

•	Continuation of existing health and welfare coverage, with predictable employer-contribution rates in each of the 5 years beginning August 1, 2019

•	Restoration of an additional one-week of vacation for certain employees

•	Increased ability to utilize purchased transportation for YRC Freight and Holland

•	Increased use of lower-wage, non-CDL and part-time positions to improve employee availability and permit CDL-qualified drivers additional opportunities to drive

•	Expanded use of smaller equipment, or box trucks, instead of costly third-party carriers to deliver freight

•	Increased ability to utilize available Department of Transportation (DOT) hours of service

•	A newly structured profit-sharing bonus program for employees

“In addition to creating a unique opportunity for YRCW to make investments in the near-term, the ratified contract also positions the Company to improve our profitability in 2020 and beyond by taking full advantage of the new operational tools provided for in the contract, in addition to the implementation of our ongoing network optimization plan,” Hawkins said.

“We are pleased with the record voter turnout and overwhelming support of the new agreement by our employees. I want to thank each and every one of our 31,000 employees for their continued hard work and dedication. I am confident that the new operational opportunities approved in this contract plus our ability to continue to attract and retain top-notch employees will solidify a very positive future for YRCW.” Hawkins said.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “will,” “would,” “anticipate,” “expect,” “believe,” “intend” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are inherently uncertain and are subject to significant business, economic, competitive, regulatory and other risks, uncertainties and contingencies, known and unknown, many of which are beyond the Company’s control. It is important to note that the achievement of the operational efficiencies and the improved service to customers we anticipate may be subject to a number of factors, including (among others) those risk factors that are from time to time included in the Company’s reports filed with the SEC, including the Company’s reports on Forms 10-K and 10-Q.

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About YRC Worldwide

YRC Worldwide Inc., headquartered in Overland Park, Kan., is the holding company for a portfolio of less-than-truckload (LTL) companies including Holland, New Penn, Reddaway, YRC Freight, and YRC Reimer as well as the logistics company HNRY Logistics. Collectively, YRC Worldwide companies have one of the largest, most comprehensive logistics and LTL networks in North America with local, regional, national and international capabilities. Through their teams of experienced service professionals, YRC Worldwide companies offer industry-leading expertise in flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence.

Please visit our website at www.yrcw.com for more information.

Investor Contact:	Bri Simoneau
913-696-6108
investor@yrcw.com

Media Contact:	Mike Kelley
916-696-6121
mike.kelley@yrcw.com

SOURCE: YRC Worldwide

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